July 21, 2020

The Emancipation Fund Initiative LLC

5330 Griggs Road #D107

Houston, Texas 77021

Re:	Opinion of counsel for offering of promissory notes by The Emancipation Fund Initiative LLC on Form 1-A

Ladies and Gentlemen:

We have acted as counsel to The Emancipation Fund Initiative LLC (the “Company”) in preparation of its offering statement on Form 1-A (the “Offering Statement”), which is to be filed with the Securities and Exchange Commission (“Commission”) under the Securities Act of 1933 (“Securities Act”). The Offering Statement relates to the sale of promissory notes (“Notes”) in the minimum principal amount of $5,000 per Note.

In rendering this opinion, we have examined the Company’s Certificate of Formation and Company Agreement and the Subscription Agreement to be executed by each person desiring to purchase a Note. In doing so, we have assumed the genuineness of all signatures on all documents examined by us, the due authority of the parties signing such documents, the authenticity of all documents submitted to us, and that the issuance of the Notes complies in all respects with the terms, conditions and restrictions set forth in the Offering Statement.

Based on our examination of the matters mentioned above, we are of the opinion that the Notes will be binding obligations of the Company, enforceable against the Company in accordance with their terms, upon due execution by the purchaser and delivery to the Company of the Subscription Agreement, acceptance of the Subscription Agreement by the Company, and the purchaser’s payment to the Company of the principal amount set forth in the Subscription Agreement.

The opinion set forth above is subject to (a) bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting creditors’ rights generally (including, without limitation, all laws relating to fraudulent transfers or conveyances, preferences and equitable subordination); and (b) general principles of equity, including, without limitation, concepts of materiality, reasonableness, impracticality or impossibility of performance, and the possible unavailability of specific performance or injunctive relief (regardless of whether enforcement is considered in a proceeding in equity or at law).

This opinion speaks only of the above date and is based solely on the facts and circumstances known to us as of such date. In addition, in rendering this opinion, we assume no obligation to revise, update or supplement this opinion in response to any subsequent factual or legal developments.

We hereby consent to the filing of this opinion as Exhibit 12 to the Offering Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Whitley LLP Attorneys at Law

Whitley LLP Attorneys at Law